Exhibit 99.2

Achillion Reports Positive Interim Data for ACH-4471 Phase 2 Combination Trial with Eculizumab at The New Era of Aplastic Anemia and PNH Meeting

- ACH-4471 increased hemoglobin and nearly eliminated the need for transfusions in patients with PNH being treated with C5 inhibitor, eculizumab -

BLUE BELL, Pa., May 17, 2019 (GLOBE NEWSWIRE) – Achillion Pharmaceuticals, Inc. (Nasdaq: ACHN), a clinical-stage biopharmaceutical company dedicated to transforming the lives of patients and families affected by complement-mediated diseases, today reported interim data from a Phase 2 paroxysmal nocturnal hemoglobinuria (PNH) trial assessing the safety and effectiveness of its oral small molecule factor D inhibitor ACH-4471 in combination with intravenous eculizumab at The New Era of Aplastic Anemia and PNH Meeting in Naples, Italy.

“Anemia is a persistent problem in the majority of patients with PNH treated with standard and even high doses of eculizumab. These interim data are encouraging and demonstrate that ACH-4471, when used in combination with a C5 inhibitor, such as eculizumab, has the potential to improve anemia, decrease transfusions and lead to improvement in important clinical parameters of hemolysis as well as quality of life measurements for patients with this devastating condition,” stated Joseph Truitt, Chief Executive Officer at Achillion.

ACH-4471 Interim Data

This proof-of-concept, 24-week trial is ongoing. Interim data in 11 enrolled patients were assessed between 4 to 24 weeks, depending on the patient’s current treatment duration in the dose escalating trial. The oral presentation features the following data:

●	Increases in mean hemoglobin of approximately 2 g/dL at week 4 (n=11); for the 4 patients that have reached 24 weeks their mean rise in hemoglobin is 2.6 g/dL;

●	A reduction in blood transfusions from 34 transfusions totaling 58 units in the 24 weeks prior to screening to only 1 transfusion of 2 units during treatment with ACH-4471;

●	Meaningful improvement in Functional Assessment of Chronic Illness Therapy (FACIT) fatigue scores versus baseline, with a mean score increase of 11 at week 4;

●	Increase in the percentage of PNH RBC Type III clone size from 40% at baseline to 71% at week 12 (n=8);

●	Reduction in total bilirubin from a mean of 2.17 mg/dL to 1.21 mg/dL at week 16 (n=8);

●	Reduction in mean reticulocytes from 219 10^9/uL at baseline to 153 10^9/uL at week 16 (n=8);

●	Further reduction of LDH into the normal range;

●	Four patients are currently receiving the lowest study dose of 100 mg three times a day;

●	ACH-4471 was generally well tolerated when added to eculizumab in patients with PNH.

“In patients treated with C5 inhibitors alone, extravascular hemolysis (EVH) is an ongoing problem resulting in anemia with an impact on most of the clinical parameters of hemolysis. These interim findings from this important proof-of-concept trial show that if the alternative pathway is adequately inhibited, important parameters of EVH can be improved, including and most importantly hemoglobin, transfusion, bilirubin, reticulocyte count, and FACIT fatigue scores, when added to stable optimal dose eculizumab therapy. We look forward to completing the Phase 2 trial this summer and future discussions with the regulatory authorities. After completion of regulatory discussions, we hope to initiate a Phase 3 PNH combination trial of ACH-4471 with C5 inhibitors in the first half of 2020,” stated Steven Zelenkofske, D.O. Chief Medical Officer at Achillion.

Slides from the oral presentation will be available on the Company’s website, today, May 17, at approximately 9:00 a.m. EST at http://ir.achillion.com/events-and-presentations.

ACH-4471 Phase 2 Trial in Combination with Eculizumab

ACH-4471 is being evaluated in combination with eculizumab, an intravenous C5 inhibitor that is currently approved as monotherapy for PNH. This is a Phase 2, open-label, multiple dose trial in adult patients on stable eculizumab treatment with blood transfusion dependent anemia, defined as receiving at least one transfusion in the 12 weeks prior to the study and a hemoglobin level below 10 g/dL. In addition to their usual dose of eculizumab, patients are administered ACH-4471 orally three times a day at a dose determined by patient clinical response. The primary outcome of the trial is the change in hemoglobin at 24 weeks compared to baseline. Secondary outcomes include the number of blood transfusions required, impact on selected clinical parameters, and safety. The trial will be followed by a long-term extension phase.

About Paroxysmal Nocturnal Hemoglobinuria (PNH)

PNH is thought to be caused by a mutation resulting in the absence of receptors normally present on red blood cells (RBCs) that interact with the complement system. The complement system typically functions normally in these patients but due to the lack of key receptors, known as CD55 and CD59, on the surface of PNH RBCs, the complement system treats these cells as foreign and destroys them via hemolysis in the circulatory system (intravascular) and in the liver or spleen (extravascular). The complement alternative pathway (AP) is a critical factor in the development of extravascular hemolysis. Complement factor D is a critical protein within the amplification loop of the AP and it is believed that inhibiting it could control the AP response. Furthermore, this mechanism of action represents a potentially distinct and unique therapeutic approach for controlling intravascular and extravascular hemolysis associated with PNH.

More information is available at http://www.achillion.com/patients-and-clinicians/.

About Achillion Pharmaceuticals

Achillion Pharmaceuticals, Inc. (Nasdaq: ACHN) is a clinical-stage biopharmaceutical company focused on advancing its oral small molecule complement inhibitors into late-stage development and commercialization. Research has shown that an overactive complement system plays a critical role in multiple disease conditions including the therapeutic areas of nephrology, hematology, ophthalmology and neurology. Achillion is initially focusing its drug development activities on complement-mediated diseases where there are no approved therapies or where existing therapies are inadequate for patients. Potential indications being evaluated for its compounds include paroxysmal nocturnal hemoglobinuria (PNH), C3 glomerulopathy (C3G), and immune complex membranoproliferative glomerulonephritis (IC-MPGN). Each of the product candidates in the Company’s oral small molecule portfolio was discovered in its laboratories and is wholly owned. To advance its investigational product candidates into Phase 3 clinical trials and commercialization, the Company plans to work closely with key stakeholders including healthcare professionals, patients, regulators and payors.

More information is available at http://www.achillion.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Achillion may use words such as “expect,” “anticipate,” “project,” “target,” “intend,” “plan,” “aim,” “believe,” “seek,” “estimate,” “can,” “could” “focus,” “will,” “look forward,” “continue,” “goal,” “strategy,” “objective,” “may,” “potential,” and similar expressions to identify such forward-looking statements. These forward-looking statements also include statements about: the potential benefits of factor D inhibition as a treatment for complement-mediated diseases, including ACH-4471 for PNH in combination with eculizumab; the potential benefits of, and indications for, Achillion’s compounds that inhibit factor D, including ACH-4471, ACH-5228 and ACH-5548; Achillion’s belief that its portfolio of compounds could expand factor D portfolio opportunities, provide strategic optionality or create significant value; the status of enrollment in Achillion’s ongoing clinical trials; Achillion’s expectations regarding the advancement of, and timeline for reporting results from, clinical trials of its product candidates as well as its ability to advance additional compounds; Achillion’s expectations regarding the timing of regulatory interactions and filings; Achillion’s anticipated cash expenditures for 2019 and the sufficiency of its existing cash resources; and other statements concerning Achillion’s strategic goals, efforts, plans, and prospects. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things, Achillion’s ability to: demonstrate in any current and future clinical trials the requisite safety, efficacy and combinability of its product candidates; advance the preclinical and clinical development of its complement factor D inhibitors under the timelines it projects in current and future preclinical studies and clinical trials; whether interim results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials or preclinical studies will be indicative of the results of later clinical trials; enroll patients in its clinical trials on its projected timelines; obtain and maintain patent protection for its product candidates and the freedom to operate under third party intellectual property; obtain and maintain necessary regulatory approvals, and the granting of orphan designation does not alter the standard regulatory requirements and process for obtaining such approval; establish commercial manufacturing arrangements; identify, enter into and maintain collaboration and other commercial agreements with third-parties; compete successfully in the markets in which it seeks to develop and commercialize its product candidates and future products; manage expenses; manage litigation; raise the substantial additional capital needed to achieve its business objectives; and successfully execute on its business strategies. These and other risks are described in the reports filed by Achillion with the U.S. Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, and any other SEC filings that Achillion makes from time to time.

In addition, any forward-looking statement in this press release represents Achillion’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Achillion disclaims any duty to update any forward-looking statement, except as required by applicable law.

Investors:

Brian Di Donato

Senior VP, Chief Financial Officer

Tel. 215-709-3032

bdidonato@achillion.com

Media:

Susanne Heinzinger

Senior VP, Corporate Communications

Tel. 215-709-3055

sheinzinger@achillion.com

Source: Achillion Pharmaceuticals, Inc.